Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 16, 2001, relating to the financial statements and supplemental data of Standish, Ayer & Wood Master
Portfolio: Standish Fixed Income Portfolio, Standish World High Yield Portfolio, Standish Global Fixed Income Portfolio, and Standish Short Term Asset Reserve Portfolio, which appear in the December 31, 2000 Annual Reports to Shareholders of Standish, Ayer & Wood Investment Trust: Standish Fixed Income Fund, Standish World High Yield Fund, Standish Global Fixed Income Fund, and Standish Short Term Asset Reserve Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Experts and Financial Statements", in this Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
April 25, 2001